EXHIBIT 15.1

Consent of Maples and Calder

Our ref	DLK/620456-000001/6859814v2
Direct tel	+852 2971 3006
E-mail	derrick.kan@maplesandcalder.com

Home Inns & Hotels Management Inc.

No. 124 Caobao Road

Xuhui District

Shanghai 200235

People’s Republic of China

23 April 2014

Dear Sir

Re: Home Inns & Hotels Management Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to Home Inns & Hotels Management Inc., an exempted limited liability company incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2013.

We hereby consent to the reference of our name under the heading "Item 16G Corporate Governance" in the Form 20-F.

Yours faithfully

/s/ Maples and Calder